Paritz & Company, P.A.
certified public accountants

15 Warren Street, Suite 25
Hackensack, New Jersey 07601
(201) 342-7753
Fax: (201) 342-7598

June 28, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Virolab, Inc. f/k/a/ Accelerated Acquisitions X, Inc.
Reference #: 000-54059

We were previously the independent registered public accounting firm for Virolab, Inc., (formerly known as Accelerated Acquisitions X, Inc.), and issued our opinion on June 30, 2010 on the financial statements of Accelerated Acquisitions X, Inc. as of June 30, 2010 and for the period from inception (May 4, 2010) to June 30, 2010.

On June 6, 2011, the Company dismissed us as its independent registered public accounting firm. We have read Virolab,Inc.'s (formerly known as Accelerated Acquisitions X, Inc.) statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Paritz & Company P.A.

Paritz & Company, P.A.